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                                  EXHIBIT 99.5

                  Subscriber Computing, Inc. 1997 Stock Option,
          Nonqualified Stock Option, and Restricted Stock Purchase Plan
                      Form of Nonqualified Option Agreement

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                          NONQUALIFIED OPTION AGREEMENT



               THIS NONQUALIFIED OPTION AGREEMENT (this "Agreement"), made this _____ day of __________, 19__, between SUBSCRIBER COMPUTING, INC., a Delaware corporation (hereinafter referred to as the "Company"), and __________________________, an employee or non-employee director or consultant of the Company, its parent or one or more of its subsidiaries (the "Optionee"), is made with reference to the following facts:


                                R E C I T A L S:


               A. Optionee is employed with the Company or is a non-employee director or consultant of the Company and is a valued and key employee, non-employee director or consultant of the Company.

               B. The Company desires, by affording the Optionee an opportunity to purchase shares of the Company's Common Stock, $0.01 par value (hereinafter called "Shares"), as hereinafter provided, to carry out the purposes of the 1997 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, a copy of which is attached hereto as Exhibit A (the "Plan") and incorporated herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

        1.     Grant of Option.

               The Company hereby irrevocably grants to the Optionee the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of ____________ Shares (such number being subject to adjustment as provided in Paragraph 7 hereof and subject to the exercise limitation set forth in Paragraph 10) on the terms and conditions herein set forth. The Option granted herein is a "nonqualified option" and is not subject to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (sometimes called the "Code").



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        2.     Purchase Price.

               The purchase price of the Shares covered by the Option shall be _________ Dollars ($______) per share, representing one hundred percent (100%) of the fair market value of the shares as determined pursuant to Section 5 of the Plan as of the date hereof.

        3.     Term of Option.

               The term of the Option shall commence on the date hereof and all rights to purchase shares hereunder shall cease at 11:59 p.m. on the day before the tenth (10th) anniversary of the date hereof, subject to earlier termination as provided herein. Except as may otherwise be provided in this Agreement, options granted hereunder may be exercised cumulatively as follows:

               [TO BE COMPLETED ON A CASE BY CASE BASIS]



               For the purposes of this Agreement, the Optionee shall be deemed to be a "Service Provider" to the Company for so long as the Optionee is employed by, acts as a non-employee director of or consultant to the Company, or a parent or subsidiary of the Company, or a corporation or a parent or subsidiary of a corporation issuing or assuming an option to which Section 424(a) of the Internal Revenue Code of 1986, as amended, applies. A leave of absence (regardless of the reason therefor) shall be deemed to constitute the cessation of Service Provider status as of the commencement date of the leave, unless such leave is authorized by the Company in writing and the Optionee recommences providing services prior to the expiration date of such leave. Accordingly, the Optionee shall receive credit as a Service Provider to the Company during a leave of absence only if the leave is authorized by the Company and the Optionee recommences providing services on or prior to the expiration date of the leave. All Shares as to which the Option may have been exercised shall, however, continue to be subject to the right of first refusal of the Company and its assignees under Paragraph 8.

               The purchase price of the Shares as to which the Option shall be exercised shall be paid in full at the time of exercise, as provided in Paragraph 10 below. Except as provided in Paragraph 5 hereof, the Option may not be exercised at any time unless the Optionee shall have been continuously, from the date hereof to the date of the exercise of the Option, a Service Provider to the Company. The holder of the Option shall not have any of the rights of a shareholder with respect to the Shares covered by the Option as to any Shares of Common Stock not actually issued and delivered to Optionee.



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               In the event that the Company at any time proposes to sell substantially all of its assets, merge into, consolidate with or to enter into any other reorganization in which the Company is not the surviving corporation, or if the Company is the surviving corporation and the ownership of the outstanding capital stock of the Company following the transaction changes by 80% or more as a result of such transaction (collectively, a "Transaction"), then the Company shall cause written notice of the proposed transaction to be given to the Optionee not less than thirty (30) days prior to the anticipated effective date of the proposed transaction, and any portion of the Option which is exercisable within one year after the effective date of the proposed transaction shall be accelerated and, concurrent with such effective date, Optionee shall have the right to exercise the Option in respect to any shares which, giving effect to the partial acceleration effected hereby, are then subject to purchase pursuant to this Paragraph 3.

        4.     Non-transferability.

               The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by Optionee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided in Paragraph 6 hereof), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

        5.     Termination of Option.

               Except as provided below in this Paragraph, this Option shall terminate on the date Optionee ceases to be a Service Provider for the Company (the "Termination Date"). Optionee shall be considered to be a Service Provider to the Company for all purposes under this Paragraph 5 if the Board of Directors determines that Optionee is rendering substantial services as a part-time employee, consultant, contractor or adviser to the Company or any Parent, Subsidiary or Affiliate of the Company.

               (a) Termination Generally. In the event Optionee ceases to be a Service Provider to the Company, voluntarily or involuntarily, for any reason whatsoever except death or disability, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee within thirty (30) days after the Termination Date, but in no event later than the Expiration Date (as defined in Paragraph 8(a)(i) below.

               (b) Death or Disability. In the event Optionee ceases to be a Service



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Provider to the Company because of the death of Optionee or the disability of Optionee within the meaning of Section 22(e)(3) of the Code, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee (or Optionee's legal representative) within six (6) months after the Termination Date, but in no event later than the Expiration Date.

        6.     Other Terminations or Expirations.

               In addition to any other event causing an expiration or termination of this Option, this Option shall expire and all rights to purchase Shares shall cease (to the extent not theretofore terminated or expired as herein provided) upon the effective date of the dissolution or liquidation of the Company or upon the completion of a Transaction; provided, however, that the Company may, in its discretion, and immediately prior to any such Transaction, cause a new option to be substituted for this Option or cause this Option to be assumed by an employer entity or a parent or subsidiary of such entity; and such new option shall apply to all shares issued in addition to or substitution, replacement or modification of the shares theretofore covered by such option; provided that,

               (1) the excess of the aggregate fair market value of the shares subject to the option immediately after the substitution or assumption over the aggregate option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the option immediately before such substitution or assumption over the aggregate option price of such shares; and

               (2) the new option or the assumption of the existing option shall not give the Optionee additional benefits which he or she did not have under the old option or prior to such assumption; and

               (3) an appropriate adjustment of the original option price shall be made among original shares subject to the option and any additional shares or shares issued in substitution, replacement or modification thereof.

        7.     Adjustments.

               The number and class of shares subject to this Option, and the purchase price per share (but not the total purchase price), and the minimum number of shares as to which this Option may be exercised at any one time, shall all be proportionately adjusted in the event of any change or increase or decrease in the number of issued shares of Common Stock in the Company, without receipt of consideration by the Company, which results from a split-up or consolidation of shares, payment of a share dividend (in excess of two percent (2%)), a recapitalization, combination of shares or other like capital adjustment, so that, upon exercise of this Option, the Optionee shall receive the number and class of shares Optionee would have received had Optionee



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been the holder of the number of shares of Common Stock in the Company for which this Option is being exercised on the date of such change or increase or decrease in the number of issued shares of Common Stock in the Company. Subject to any required action by its shareholders, if the Company shall be a surviving entity in any reorganization, merger or consolidation, this Option shall be proportionately adjusted so as to apply to the securities to which the holder of the number of shares of Common Stock in the Company subject to this Option would have been entitled. Adjustments under this paragraph shall be made by the Board of Directors whose determination with respect thereto shall be final and conclusive. No fractional share shall be issued under this Option or upon any such adjustment.

        8.     Company Options.

               (a)    Reconveyance Upon Termination of Service.

                      (i) Reconveyance Option. Upon and after the Termination Date, including termination resulting from the death or disability of the Optionee, the Company shall have the option to repurchase all or any portion of the Shares acquired at any time by Optionee hereunder (hereinafter referred to as the "Reconveyance Option"), exercisable by written notice delivered to Optionee, or his or her legal representative, as the case may be, within ninety
(90) days following the Termination Date; provided, however, that if such Termination Date arises due to the death or disability of Optionee, the Reconveyance Option shall be exercisable by written notice delivered within the later of ninety (90) days of the Termination Date and thirty (30) days of the date on which the Optionee exercises any option to which the Shares relate. The Reconveyance Option shall remain in effect until the date (the "Expiration Date") upon which the Company's Common Stock becomes publicly traded. The Secretary of the Company shall hold any certificate representing shares purchased hereunder in escrow until the Expiration Date and, in the event of the exercise of the Reconveyance Option by the Company, shall cause such shares to be transferred to the Company, on the date upon which the cash payment therefor is mailed to Optionee.

                      (ii) Consideration for Reconveyance. The price per share to be paid by the Company for the Optionee's Shares repurchased pursuant to the Reconveyance Option shall be equal to the higher of the original purchase price or Fair Market Value (as defined in this Paragraph 8) for the Optionee's Shares on the date of termination of employment with the Company.

                      (iii) Procedure for Exercise of Reconveyance Option. The Company shall have the right to exercise the Reconveyance Option by acquiring not less than all of the Shares subject to the Reconveyance Option by delivery to Optionee or any other person obligated to transfer the Shares written notice of election to purchase the Shares within the exercise period set forth in subparagraph (i) above. In the event that the Company does not elect to exercise the Reconveyance Option as to all



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of the Shares within such period, the Reconveyance Option shall expire as to all
Shares.

                      (iv) Notification and Settlement. In the event that the Company has elected to exercise the Reconveyance Option as to all of the Shares within the period described above, Optionee or any other person obligated to transfer the Shares shall deliver to the Company certificate(s) representing the Shares to be acquired by the Company within ten (10) days following the date of the notice from the Company. The Company shall deliver to Optionee against delivery of the Shares, checks of the Company payable to Optionee or any other person obligated to transfer the Shares or cancellation of indebtedness in the aggregate amount of the purchase price to be paid as set forth in paragraph (ii) above.

                      (v) Deposit of Shares. Optionee shall deposit with the Company certificates representing the Shares, together with a duly executed stock assignment separate from certificate in blank, which shall be held by the Secretary of the Company pending the Expiration Date. Optionee shall be entitled to vote and to receive dividends and distributions on all such deposited Shares.

                      (vi) Fair Market Value. For purposes of this Paragraph 8, "Fair Market Value" shall mean (a) if the Common Stock is then listed on an established stock exchange or exchanges, the last reported sales price per share prior to the date for which a value is to be established on the principal exchange on which the Common Stock is traded, as reported in The Wall Street Journal; or (b) if the Common Stock is not then listed on an exchange, the average of the last reported closing bid and asked prices per share for the Common Stock in the over-the-counter market, as quoted on NASDAQ prior to the date for which a value is to be established; or (c) if the Common Stock is not then listed on an exchange or listed on NASDAQ, a price per share, determined in good faith by the Committee, based on the price at which securities of reasonably comparable corporations (if any) in the same industry are being traded, subject to appropriate adjustments for dissimilarities between the corporations being compared, or, in the absence of any reliable indicator based on subsection (a), subsection (b) or the foregoing part of subsection (c), the earnings history, book value and prospects of the Company in light of market conditions generally.

               (b)    Right of First Refusal.

                      (i) Grant. In the event the Optionee shall exercise the Option or any portion thereof, the Company is hereby granted the right of first refusal with respect to any proposed sale or other transfer of the Shares so acquired (to be hereinafter called the "Purchased Shares") by the Optionee. For purposes of this Paragraph 8(b), the term "transfer" shall include any assignment, pledge, encumbrance or other disposition for value of the Purchased Shares, but shall not include (A) a gratuitous transfer of the Purchased Shares made to the Optionee's spouse, parents, siblings, or issue, or (B) a transfer of title to the Purchased Shares pursuant to the



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Optionee's will or the laws of intestate succession, in either case so long as such transferee or transferees agree to be bound by the terms of this Paragraph 8(b).

                      (ii) Notice of Intended Disposition. In the event the Optionee desires to accept a bona fide third-party offer to purchase any or all of the Purchased Shares (the shares subject to such offer to be hereinafter referred to as the "Target Shares"), the Optionee shall promptly (A) deliver to the Secretary of the Company written notice of the offer and the basic terms and conditions thereof, including the proposed purchase price, and (B) provide satisfactory proof that the disposition of the Target Shares to the third-party offeror would not be in contravention of the representations made by Optionee in his or her Investment Letter to the Company, a form of which is attached hereto as Exhibit B.

                      (iii) Exercise of Right. The Company (or its assignees) shall, for a period of forty-five (45) days following receipt of the notice of intended disposition under Paragraph 8(b)(ii), have the right to repurchase all, but not less than all, of the Target Shares specified in the notice of intended disposition upon substantially the same terms and conditions specified in such notice. Such right shall be exercisable by written notice given to the Optionee prior to the expiration of the forty-five (45)-day exercise period. If such right is exercised with respect to all the Target Shares specified in the notice of intended disposition, the Company (or its assignees) shall effect the repurchase of the Target Shares, including payment of the purchase price, not more than five (5) business days thereafter, except as provided below; and at such time the Optionee shall deliver to the Company the certificates representing the Target Shares to be repurchased, each certificate to be properly endorsed for transfer. The Target Shares so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Company's Common Stock. However, (A) should the purchase price specified in the notice of intended disposition be payable in property other than cash or evidences of indebtedness, the Company (or its assignees) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property, and (B) if there is no purchase price for the intended disposition, the Company (or its assignees) shall have the right to purchase any or all of the Target Shares for a purchase price in the form of cash equal in amount to the value of such Target Shares. If the Optionee and the Company (or its assignees) cannot agree on such cash value within ten (10) days after the Company's receipt of the notice of intended disposition, the valuation shall be made by an appraiser of recognized standing selected by the Optionee and the Company (or its assignees) or, if they cannot agree on an appraiser within twenty (20) days after the Company's receipt of such notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The closing shall then be held on the later of (A) the fifth business day following the Company's (or its assignees') exercise of its purchase rights hereunder or (B) the fifteenth (15th) day after such cash valuation shall have been made.



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                      (iv) Non-Exercise of Right. In the event written notice of exercise of the Company's right of first refusal is not given to the Optionee within forty-five (45) days following the date of the Company's receipt of the notice of intended disposition under Paragraph 8(b)(ii), the Optionee shall, for a period of ninety-five (95) days thereafter, have the right to sell or otherwise dispose of the Target Shares upon terms and conditions (including the purchase price) no more favorable to the third party purchaser than those specified in the notice of intended disposition given to the Company; provided, however, that any such sale or disposition must not be effected in contravention of the representations made by the Optionee in Paragraph 10 of this Agreement. The third party purchaser shall acquire the Target Shares free and clear of all the terms and provisions of this Agreement (including the Company's first refusal rights hereunder). In the event Owner does not sell or otherwise dispose of the Target Shares within the specified ninety-five (95) day period, the Company's right of first refusal shall continue to be applicable to any subsequent disposition of the Target Shares by the Optionee until such right lapses in accordance with Paragraph 8(b)(vii).

                      (v) Judicial Transfers. All proposed judicial transfers and sales of the Shares by order of any court or referee in bankruptcy ("Order") shall be subject to the terms and provisions of Paragraph 8(b) of this Agreement. In the event a sale or transfer is proposed pursuant to an Order, all of the terms of this Paragraph 8(b) shall apply, with the following modification. Instead of a notice of intent to transfer being delivered to the Company, a copy of the Order shall be delivered to the Company by the proposed transferee, which shall state the name and address of the proposed transferee and shall specify the number of the Shares to be sold and the consideration per Share. For other purposes of this Paragraph 8(b), the receipt of the Order shall be treated as the receipt of the notice of intended disposition as set forth in Paragraph 8(b)(ii) above. All proposed transfers pursuant to an Order which do not set forth the purchase price capable of valuation which would allow the Company to exercise its rights of first refusal are expressly prohibited. Any purported transfer in contravention of this Paragraph 8(b)(v) shall be null and void and shall pass no title to the proposed transferee.

                      (vi) Partial Exercise of Right. In the event the Company (or its assignees) makes a timely exercise of its first refusal rights hereunder with respect to a portion, but not all, of the Target Shares specified in the Optionee's notice of intended disposition, the Optionee shall have the option, exercisable by written notice to the Company delivered within sixty (60) days after the date of the initial notice of intended disposition, to effect the sale of the Target Shares pursuant to one of the following alternatives:

                             (A) sale or other disposition of all the Target Shares to a third-party purchaser in compliance with the requirements of Paragraph 8(b)(iv), as if the Company did not exercise its first refusal rights hereunder; or



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                             (B) sale to the Company (or its assignees) of the
        portion of the Target Shares which the Company (or its assignees) has elected to purchase, such sale to be effected in substantial conformity with the provisions of Paragraph 8(b)(iii), and, at the option of Optionee, sale of the remaining portion of the Target Shares to a third-party purchaser in compliance with Paragraph 8(b)(iv).

               Failure of the Optionee to deliver timely notification to the Company under this Paragraph 8(b)(vi) shall be deemed to be an election by the Optionee to sell the Target Shares pursuant to alternative (B) above.

                      (vii) Lapse. The Company's right of first refusal under this Paragraph 8(b) shall lapse and cease to have effect upon the Expiration Date.

                      (viii) Restrictive Legend. Until such time as the Company's right of first refusal lapses and ceases to have effect pursuant to the provisions of Paragraph 8(b)(vii), the stock certificate for the Purchased Shares shall be endorsed with the following additional legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR ENCUMBERED, EXCEPT IN CONFORMITY WITH THE TERMS OF A NONQUALIFIED OPTION AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR HIS OR HER PREDECESSOR IN INTEREST). SUCH AGREEMENT GRANTS CERTAIN RIGHTS OF PURCHASE TO THE COMPANY (OR ITS ASSIGNS). A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

                      (ix) Notwithstanding any other provision of this Paragraph 8(b), if the Company is an electing small business corporation under Subchapter S of the Internal Revenue Code of 1986, as amended, at the time Optionee seeks to transfer his or her Shares, no transfer shall be effective unless the transferee covenants to comply with any rules and regulations of the Internal Revenue Service then in effect relating to the Company's Subchapter S election and to take no action which will jeopardize such election. Further, Optionee agrees that he or she will not transfer or attempt to transfer any Shares to any transferee whose ownership of the Shares could automatically invalidate the Company's Subchapter S election. Such a sale or transfer shall be void and ineffectual.

        9.     Notice.

               All notices, requests, consents and other communications hereunder shall



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be in writing and shall be deemed to have been duly given if delivered or mailed, by United States certified or registered mail, prepaid, to the parties or their assignees at the addresses set forth opposite their signatures below (or such other address as shall be given in writing by either party to the other).

        10.    Method of Exercising Option.

               Subject to the terms and conditions of this Option Agreement, this Option may be exercised by written notice to the Company, at its principal office in the State of California, which presently is located at 18881 Von Karman Avenue, Suite 450, Irvine, California 92715. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising the Option. This Option may be exercised in whole or in part; provided, however, that Optionee shall be required upon any such exercise to acquire at least the lesser of 4,000 Shares (subject to adjustment as set forth in Paragraph 7 above) or the total number of Shares covered by this Option which, at the time of such exercise, are then vested (as set forth in Paragraph 3 above). Such exercise notice shall be accompanied by payment in (i) cash, certified check, bank draft;
(ii) with the prior written consent of the Company, by the execution and delivery of Optionee's promissory note in the principal amount of the exercise price, with such term, interest rate and other terms and provisions, including, without limitation, requiring the Shares acquired upon exercise to be pledged to the Company to secure payment of the note, as the Board of Directors may specify, equal to at the time of exercise, in the aggregate, the full purchase price of such shares, (iii) by cancellation of indebtedness of the Company to Optionee, (iv) by waiver of compensation due or accrued to Optionee for services rendered, (v) with the prior written consent of the Company, and provided that a public market for the Company's stock exists, through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD" Dealer) whereby the Optionee irrevocably elects to exercise his or her Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company, (vi) with the prior written consent of the Company, and provided that a public market for the Company's stock exists, through a "margin" commitment from the Optionee and NASD Dealer whereby the Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company, or (vii) any combination of (i), (ii), (iii), (iv),
(v), or (vi) above, and the Company shall deliver a certificate or certificates representing the Shares subject to such exercise as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as provided above to or upon



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the written order of the person or persons exercising the Option. In the event the Option shall be exercised by any person or persons other than the Optionee in accordance with the terms hereof, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable. The holder of this Option shall not be entitled to the privileges of share ownership as to any shares of Common Stock not actually issued and delivered to Optionee. Until and unless the Plan and the issuance of securities thereunder shall have been qualified by permit under the Corporate Securities Act of 1968, as amended (the "California Act"), and registered under the Securities Act of 1933, as amended (the "Securities Act"), the Optionee hereby certifies that all shares of Common Stock in the Company purchased or to be purchased by Optionee pursuant to the exercise of this Option are being or are to be acquired by Optionee for investment and not with a view to the distribution thereof, and, in addition, the person exercising the Option shall execute and deliver to the Company with the notice provided for above an investment letter in the form attached hereto as Exhibit B.

        11.    No Agreement to Employ.

               Nothing in this Agreement shall be construed to constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ or retain Optionee for any specific period of time.

        12.    Market Standoff Agreement.

           Optionee agrees in connection with any registration of the Company's securities that, upon the request of the Company or the underwriters managing any public offering of the Company's securities, Optionee will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for a period of time beginning 20 days prior to the anticipated effective date of such registration and through a date (not to exceed 180 days) after the effective date of such registration as the Company or the underwriters may specify.

        13.    Stop-Transfer Notices.

               Optionee understands and agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

        14.    General.

               The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy



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the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations, which, in the opinion of counsel for the Company, shall be applicable thereto.




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        IN WITNESS WHEREOF, the Company has caused this Nonqualified Option
Agreement to be duly executed by its officer thereunto duly authorized, and the Optionee has hereunto set his or her hand, all as of the day and year first above written.


                                    COMPANY:

                                    SUBSCRIBER COMPUTING, INC.

Address:

18881 Von Karman Avenue             By:_______________________________________
Suite 450                           Its:______________________________________
Irvine, California 92715

                                    OPTIONEE:


Address
__________________________
__________________________
__________________________


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